SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                               FORM 8-K
                            CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934


            Date of Report (date of earliest event reported)
                        December 9, 1999


                        XEROX CORPORATION
         (Exact name of registrant as specified in its charter)

New York              1-4471                16-0468020
(State or other       (Commission File      (IRS Employer
jurisdiction of       Number)               Identification
incorporation)                              No.)

                       800 Long Ridge Road
                         P. O. Box 1600
                Stamford, Connecticut  06904-1600
        (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code:
                        (203) 968-3000


Item 5.  Other Events

On December 9, 1999 a complaint was filed in the United States District Court For the District of Connecticut in an action entitled Giaraputo, et al. vs. Xerox Corporation, Barry Romeril, Paul Allaire and Richard Thoman which purports to be a class action on behalf of the named plaintiff and all other purchasers of Common Stock of the Registrant between January 25, 1999 and October 7, 1999 ("Class Period"). The complaint alleges that pursuant to the Securities Exchange Act of 1934, as amended, each of the defendants is liable as a participant in a fraudulent scheme and course of business that operated as a fraud or deceit on purchasers of Registrant's Common Stock during the Class Period by disseminating materially false and misleading statements and/or concealing material facts. The complaint alleges that the alleged scheme: (i) deceived the investing public regarding the Registrant's financial condition, salesforce reorganization, economic capabilities, sales proficiencies, growth, operations and the intrinsic value of Registrant's Common Stock; (ii) allowed several corporate insiders, such as the named defendants, to sell shares of privately held Common Stock of Registrant while in possession of materially adverse, non-public information; and (iii) caused the individual plaintiff and the other members of the purported class to purchase Common Stock of the Registrant at inflated prices. The complaint seeks unspecified compensatory damages in favor of the plaintiff and the other members of the purported class against all defendants, jointly and severally, for all damages sustained as a result of defendants' alleged wrongdoing, including interest thereon, together with reasonable costs and expenses incurred in the action, including counsel fees and expert fees. The Complaint has not yet been formerly served on Registrant.

The Registrant and the named defendants deny any wrongdoing and intend to vigorously defend this action.

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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                         /s/ Martin S. Wagner
                                             ----------------
                                             By: Martin S. Wagner
                                                 Assistant Secretary

Dated: December 13, 1999